Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT BANK RECRUITS
CENTRAL COAST RETAIL MORTGAGE BANKING GROUP

Riverside, Calif. – February 7, 2017 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced that the Bank has hired a retail mortgage banking group who operate in markets in the Central Coast of California.  The Bank has opened a Provident Bank Mortgage retail loan production office in Atascadero, California which will support approximately 23 mortgage banking employees.  The group is comprised of 16 retail production staff and seven fulfilment staff.  They bring established retail mortgage banking relationships and are expected to build their pipeline quickly.
"The addition of this new group will further diversify the geographic source of our origination volume and we believe will increase the retail channel percentage, which, historically, has been more profitable for the Bank," commented Craig G. Blunden, Chairman and Chief Executive Officer.  Mr. Blunden went on to say, "We are pleased to welcome this seasoned team of mortgage banking professionals and look forward to their contributions from markets we do not currently serve."
Provident Bank is a federally chartered, full-service community bank with assets of approximately $1.2 billion.  Headquartered in Riverside, California, Provident Bank has been serving the Inland Empire for over 60 years and currently operates 14 full-service retail/business banking branches in the Inland Empire along with 16 Provident

Bank Mortgage loan production offices throughout California.  More information regarding Provident Bank can be found on its website, www.myprovident.com.
Safe-Harbor Statement

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, the California real estate market, mortgage banking conditions, interest rate changes, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer